Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: April 25, 2018

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Quarterly Earnings

Michigan City, Indiana (NASDAQ GS: HBNC) – Horizon Bancorp (“Horizon” or the “Company”) today announced its unaudited financial results for the three-month period ended March 31, 2018.

SUMMARY:
•
Net income for the quarter ended March 31, 2018 was $12.8 million, or $0.50 diluted earnings per share, compared to $8.2 million, or $0.37 diluted earnings per share, for the quarter ended March 31, 2017. This represents the highest quarterly net income and diluted earnings per share in the Company’s 145-year history.

•	Return on average assets was 1.32% for the first quarter of 2018 compared to 1.07% for the first quarter of 2017.
•	Return on average equity was 11.29% for the first quarter of 2018 compared to 9.66% for the first quarter of 2017.
•	Total loans increased by an annualized rate of 3.4%, or $23.7 million, during the first quarter of 2018.
•	Consumer loans increased by an annualized rate of 17.6%, or $20.0 million, during the first quarter of 2018.
•	Residential mortgage loans increased by an annualized rate of 7.6%, or $11.4 million, during the first quarter of 2018.
•	Net interest income increased $7.8 million, or 30.7%, to $33.4 million for the three months ended March 31, 2018 compared to $25.6 million for the three months ended March 31, 2017.
•	Net interest margin was 3.81% for the three months ended March 31, 2018 compared to 3.80% for the three months ended March 31, 2017.
•
Horizon’s tangible book value per share increased to $12.86 compared to $12.72 and $11.79 at December 31, 2017 and March 31, 2017, respectively. This represents the highest tangible book value per share in the Company’s 145-year history.

Craig Dwight, Chairman and CEO, commented: “We are pleased to announce record 2018 first quarter earnings of $0.50 diluted earnings per share. Horizon’s net income of $12.8 million was an increase of $4.6 million, or 55.7%, when compared to the prior year. Diluted earnings per share increased $0.13 per share, or 35.1%, to $0.50, for the first quarter of 2018 when compared to the prior year.”

Pg. 2 cont. Horizon Bancorp Announces Record Quarterly Earnings

Dwight continued, “Horizon’s total loans increased at an annualized rate of 3.4% for the first quarter led by consumer and mortgage loan annualized growth of 17.6% and 7.6%, respectively. Our organic loan growth was somewhat tempered during the first quarter of 2018 due to approximately $64.7 million of commercial loan payoffs, the majority of which were expected or requested by Horizon Bank. The Bank originated approximately $116.0 million in commercial loans during the first quarter of 2018; however, only $41.2 million of these loan originations had been funded as of March 31, 2018. Horizon’s growth markets of Fort Wayne, Grand Rapids, Indianapolis and Kalamazoo, grew loans by $14.8 million, for an annualized rate of 11.8%, during the first quarter of 2018.”

Mr. Dwight concluded, “As expected, Horizon started to fully realize the cost savings from our 2017 acquisitions of Lafayette Community Bancorp and Wolverine Bancorp, Inc. during the first quarter of 2018. Increases in net interest income and non-interest income of $7.6 million and $759,000, respectively, more than offset an increase in non-interest expense of $4.3 million when compared to the prior year helping to improve our efficiency ratio to 61.92% for the first quarter of 2018 compared to 64.97% for the same period in the prior year. Given that the first quarter is typically Horizon’s seasonally slow period, we expect continued growth and further improvement in our efficiency during the year.”

Income Statement Highlights

Net income for the first quarter of 2018 was $12.8 million, or $0.50 diluted earnings per share, compared to $7.6 million, or $0.30 diluted earnings per share, for the fourth quarter of 2017 and $8.2 million, or $0.37 diluted earnings per share, for the first quarter of 2017. Excluding acquisition-related expenses, gain on sale of investment securities, gain on the accounting for Horizon’s equity interest in Lafayette Community Bancorp, tax reform bill impact and purchase accounting adjustments (“core net income”), net income for the first quarter of 2018 was $11.2 million, or $0.44 diluted earnings per share, compared to $10.1 million, or $0.40 diluted earnings per share, for the fourth quarter of 2017 and $7.5 million, or $0.34 diluted earnings per share, for the first quarter of 2017.

The increase in net income and diluted earnings per share from the fourth quarter of 2017 to the first quarter of 2018 reflects an increase in net interest income of $2.0 million and decreases in income tax expense of $3.2 million, provision for loan losses of $533,000 and non-interest expense of $454,000, partially offset by a decrease in non-interest income of $1.0 million.

The decrease in non-interest income from the fourth quarter of 2017 to the first quarter of 2018 was due to lower fiduciary fees as ESOP fees were lower during the first quarter of 2018, lower gain on sale of mortgage loans and lower other income as the previous quarter included $530,000 gain on the accounting for Horizon’s equity interest in Lafayette Community Bancorp prior to the 2017 merger.

The increase in net income and diluted earnings per share from the first quarter of 2017 to the same 2018 period reflects an increase in net interest income of $7.8 million, an increase in non-interest income of $759,000 and a decrease in income tax expense of $531,000, partially offset by increases in non-interest expense of $4.3 million and provision for loan losses of $237,000. The increase in diluted earnings per share was due to an increase in net income of $4.6 million when compared to the prior year, offset by an increase in average diluted shares outstanding  as a result of issuing shares as part of the consideration for the acquisitions of Lafayette Community Bancorp and Wolverine Bancorp, Inc.

Pg. 3 cont. Horizon Bancorp Announces Record Quarterly Earnings

Non-GAAP Reconciliation of Net Income and Diluted Earnings per Share
(Dollars in Thousands, Except per Share Data, Unaudited)
	Three Months Ended
	March 31	December 31	March 31
	2018	2017	2017
Non-GAAP Reconciliation of Net Income
Net income as reported	$12,804	$7,650	$8,224
Merger expenses	-	1,444	-
Tax effect	-	(418)	-
Net income excluding merger expenses	12,804	8,676	8,224

Gain on sale of investment securities	(11)	-	(35)
Tax effect	2	-	12
Net income excluding gain on sale of investment securities	12,795	8,676	8,201

Gain on remeasurement of equity interest in Lafayette	-	(530)	-
Tax effect	-	78	-
Net income excluding gain on remeasurement of equity interest in Lafayette	12,795	8,224	8,201

Tax reform bill impact	-	2,426	-
Net income excluding tax reform bill impact	12,795	10,650	8,201

Acquisition-related purchase accounting adjustments (“PAUs”)	(2,037)	(868)	(1,016)
Tax effect	428	304	356
Core Net Income	$11,186	$10,086	$7,541

Non-GAAP Reconciliation of Diluted Earnings per Share
Diluted earnings per share (“EPS”) as reported	$0.50	$0.30	$0.37
Merger expenses	-	0.06	-
Tax effect	-	(0.02)	-
Diluted EPS excluding merger expenses	0.50	0.34	0.37

Gain on sale of investment securities	-	-	-
Tax effect	-	-	-
Diluted EPS excluding gain on sale of investment securities	0.50	0.34	0.37

Gain on remeasurement of equity interest in Lafayette	-	(0.02)	-
Tax effect	-	-	-
Diluted EPS excluding gain on remeasurement of equity interest in Lafayette	0.50	0.32	0.37

Tax reform bill impact	-	0.10	-
Diluted EPS excluding tax reform bill impact	0.50	0.42	0.37

Acquisition-related PAUs	(0.08)	(0.03)	(0.05)
Tax effect	0.02	0.01	0.02
Core Diluted EPS	$0.44	$0.40	$0.34

Pg. 4 cont. Horizon Bancorp Announces Record Quarterly Earnings

Horizon’s net interest margin increased to 3.81% for the first quarter of 2018 when compared to 3.71% for the fourth quarter of 2017 and 3.80% for the first quarter of 2017. The increase in net interest margin from the fourth quarter of 2017 reflects an increase in the yield of interest-earning assets of 18 basis points, offset by an increase in the cost of interest-bearing liabilities of nine basis points. The increase in the yield of interest-earning assets was due to an increase in the yield on loans receivable and non-taxable investment securities of 22 and 18 basis points, respectively. The increase in the cost of interest-bearing liabilities was due to an increase in the cost of interest-bearing deposits and borrowings of six and nine basis points, respectively.

The increase in net interest margin from the first quarter of 2017 reflects an increase in the yield of interest-earning assets of 22 basis points, offset by an increase in the cost of interest-bearing liabilities of 26 basis points. The increase in yield of interest-earning assets was due to an increase in the yield on loans receivable of 25 basis points. The increase in cost of interest-bearing liabilities was due to increases in the cost of interest-bearing deposits and borrowings of 15 and 46 basis points, respectively.

Excluding acquisition-related purchase accounting adjustments (“core net interest margin”), the margin was 3.55% for the first quarter of 2018 compared to 3.61% for the prior quarter and 3.66% for the first quarter of 2017. The decrease in core net interest margin was due to an increased cost of funding when comparing the periods. Interest income from acquisition-related purchase accounting adjustments was $2.0 million, $868,000 and $1.0 million for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively.

Non-GAAP Reconciliation of Net Interest Margin
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31	December 31	March 31
	2018	2017	2017
Non-GAAP Reconciliation of Net Interest Margin
Net interest income as reported	$33,411	$31,455	$25,568

Average interest-earning assets	3,580,143	3,471,169	2,797,429

Net interest income as a percentage of average interest-earning assets (“Net Interest Margin”)	3.81%	3.71%	3.80%

Acquisition-related purchase accounting adjustments (“PAUs”)	(2,037)	(868)	(1,016)

Core net interest income	31,374	30,587	24,552

Core net interest margin	3.55%	3.61%	3.66%

Pg. 5 cont. Horizon Bancorp Announces Record Quarterly Earnings

Lending Activity

Total loans increased $23.7 million from $2.835 billion as of December 31, 2017 to $2.859 billion as of March 31, 2018 as consumer loans increased by $20.0 million, residential mortgage loans increased by $11.4 million and mortgage warehouse loans increased by $6.8 million. These increases were offset by a decrease in commercial loans of $13.4 million from December 31, 2017. During the first quarter of 2018, $64.7 million in commercial loan payoffs occurred, the majority of which were either expected or requested by the Bank. The Bank originated approximately $116.0 million in commercial loans during the first quarter of 2018; however, only $41.2 million of these loans funded as of March 31, 2018.

Loan Growth by Type, Excluding Acquired Loans
(Dollars in Thousands, Unaudited)

	March 31	December 31	Amount Change	Percent Change
	2018	2017
Commercial	$1,656,374	$1,669,728	$(13,354)	-0.8%
Residential mortgage	618,131	606,760	11,371	1.9%
Consumer	480,989	460,999	19,990	4.3%
Subtotal	2,755,494	2,737,487	18,007	0.7%
Held for sale loans	1,973	3,094	(1,121)	-36.2%
Mortgage warehouse loans	101,299	94,508	6,791	7.2%
Total loans	$2,858,766	$2,835,089	$23,677	0.8%

Residential mortgage lending activity for the three months ended March 31, 2018 generated $1.4 million in income from the gain on sale of mortgage loans, a decrease of $565,000 from the fourth quarter of 2017 and a decrease of $491,000 from the first quarter of 2017. Total origination volume for the first quarter of 2018, including loans placed into portfolio, totaled $72.3 million, representing a decrease of 19.8% from the fourth quarter of 2017 and an increase of 9.7% from the first quarter of 2017. Revenue derived from Horizon’s residential mortgage lending activities was only 5.4% of Horizon’s total revenue for the first quarter of 2018.

Purchase money mortgage originations during the first quarter of 2018 represented 76.6% of total originations compared to 73.7% of total originations during the fourth quarter of 2017 and 69.8% during the first quarter of 2017.

The provision for loan losses totaled $567,000 for the first quarter of 2018 compared to $1.1 million for the fourth quarter of 2017 and $330,000 for the first quarter of 2017. The decrease in the provision for loan losses from the fourth quarter of 2017 to the first quarter of 2018 was due to the reduction in total commercial loans and good credit quality. The increase in the provision for loan losses from the first quarter of 2017 to the first quarter of 2018 was due to additional general and non-specific allocations for loan growth in new markets and an increase in allocation for other economic factors during 2018.

The ratio of the allowance for loan losses to total loans remained at 0.58% as of March 31, 2018 when compared to December 31, 2017 and decreased from 0.70% as of March 31, 2017 due to an increase in gross loans. The ratio of the allowance for loan losses to total loans, excluding loans with credit-related purchase accounting adjustments, was 0.77% as of March 31, 2018 compared to 0.81% as of December 31, 2017. Loan loss reserves and credit-related loan discounts on acquired loans as a percentage of total loans was 1.15% as of March 31, 2018 compared to 1.23% as of December 31, 2017.

Pg. 6 cont. Horizon Bancorp Announces Record Quarterly Earnings

Non-GAAP Allowance for Loan and Lease Loss Detail
As of March 31, 2018
(Dollars in Thousands, Unaudited)

	Pre-discount Loan Balance	Allowance for Loan Losses (ALLL)	Loan Discount	ALLL + Loan Discount	Loans, net	ALLL/ Pre-discount Loan Balance	Loan Discount/ Pre-discount Loan Balance	ALLL+Loan Discount/ Pre-discount Loan Balance
Horizon Legacy	$2,152,002	$16,474	N/A	$16,474	$2,135,528	0.77%	0.00%	0.77%
Heartland	10,848	-	742	742	10,106	0.00%	6.84%	6.84%
Summit	35,397	-	2,147	2,147	33,250	0.00%	6.07%	6.07%
Peoples	105,363	-	2,609	2,609	102,754	0.00%	2.48%	2.48%
Kosciusko	52,298	-	664	664	51,634	0.00%	1.27%	1.27%
LaPorte	121,265	-	3,445	3,445	117,820	0.00%	2.84%	2.84%
CNB	5,561	-	152	152	5,409	0.00%	2.73%	2.73%
Lafayette	118,829	-	2,170	2,170	116,659	0.00%	1.83%	1.83%
Wolverine	257,203	-	4,346	4,346	252,857	0.00%	1.69%	1.69%
Total	$2,858,766	$16,474	$16,275	$32,749	$2,826,017	0.58%	0.57%	1.15%

As of March 31, 2018, non-performing loans totaled $15.1 million, which reflects a five basis point decrease in non-performing loans to total loans, or a $1.3 million decline from $16.4 million in non-performing loans as of December 31, 2017. Compared to December 31, 2017, non-performing commercial loans decreased by $576,000, non-performing real estate loans decreased by $440,000 and non-performing consumer loans decreased by $317,000.

Expense Management

Total non-interest expense was $454,000 lower in the first quarter of 2018 when compared to the fourth quarter of 2017; however, excluding merger-related expenses of $1.4 million for the three months ended December 31, 2017, total non-interest expense increased $990,000, or 4.0%. The increase in non-interest expense, after excluding merger-related expenses, was due to increases in salaries and employee benefits, net occupancy, data processing and other expense.

Salaries and employee benefits expense was $284,000 higher during the first quarter of 2018 when compared to the fourth quarter of 2017, when adjusted for merger-related expenses, due to higher employment and unemployment taxes, health insurance, 401K and supplemental employee retirement plan match expenses. Employment and unemployment taxes and health insurance expense is typically higher during the first quarter of the year due to the nature of these expenses. Expenses related to the Company’s match on 401K and supplemental employee retirement plans were higher during the first quarter as a result of the 2017 bonuses paid in March 2018. Net occupancy expense, adjusted for merger-related expenses, was $499,000 higher during the first quarter of 2018 when compared to the fourth quarter of 2017 due to an increase in snow removal costs and market expansions. Data processing and other expense increased $124,000 and $177,000, respectively, when adjusted for merger-related expenses, due to market expansions and recent acquisitions. These increases were offset by a decrease in loan expense of $141,000 due to a decrease in collection-related expenses when comparing the first quarter of 2018 to the fourth quarter of 2017.

Pg. 7 cont. Horizon Bancorp Announces Record Quarterly Earnings

Total non-interest expense was $4.3 million higher in the first quarter of 2018 compared to the same period of 2017. The increase was primarily due to an increase in salaries and employee benefits of $2.7 million, other expenses of $526,000, net occupancy expenses of $514,000, data processing expenses of $389,000 and loan expense of $150,000. The increase in salaries and employee benefits reflects overall company growth and recent acquisitions. Other expense and data processing increased as a result of market expansions and acquisitions. Net occupancy expense increased due to increased snow removal costs incurred in 2018, along with market expansions and acquisitions. Loan expense increased due to a higher level of loan originations in the first quarter of 2018 when compared to the same period of 2017.

Income tax expense totaled $2.5 million for the first quarter of 2018, a decrease of $3.2 million and $531,000 when compared to the fourth quarter and first quarter of 2017, respectively. The decrease was primarily due to the impact of the new corporate tax rate which was signed into law at the end of 2017. An adjustment to Horizon’s net deferred tax asset of $2.4 million ($1.7 million of net deferred tax assets and $766,000 of net deferred tax assets related to accumulated other comprehensive income) was recorded to income tax expense during the fourth quarter of 2017 to reflect the new corporate tax rate.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP.  Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, net interest margin, total loans and loan growth, the allowance for loan and lease losses, tangible stockholders’ equity, tangible book value per share, the return on average assets and the return on average equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them, to show the impact of such events as acquisition-related purchase accounting adjustments, prepayment penalties on borrowings and the tax reform bill, among others we have identified in our reconciliations. Horizon believes that these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business without giving effect to the purchase accounting impacts and one-time costs of acquisitions and non-core items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure.  See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP figures identified herein and their most comparable GAAP measures.

Non-GAAP Reconciliation of Tangible Stockholders’ Equity and Tangible Book Value per Share
(Dollars in Thousands Except per Share Data, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2018	2017	2017	2017	2017
Total stockholders’ equity	$460,416	$457,078	$392,055	$357,259	$348,575
Less: Intangible assets	131,724	132,282	103,244	86,726	87,094
Total tangible stockholders’ equity	$328,692	$324,796	$288,811	$270,533	$261,481

Common shares outstanding	25,555,235	25,529,819	23,325,459	22,176,465	22,176,465

Tangible book value per common share	$12.86	$12.72	$12.38	$12.20	$11.79

Pg. 8 cont. Horizon Bancorp Announces Record Quarterly Earnings

Non-GAAP Reconciliation of Return on Average Assets and Return on Average Common Equity
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31	December 31	March 31
	2018	2017	2017
Non-GAAP Reconciliation of Return on Average Assets
Average assets	$3,942,837	$3,841,551	$3,103,468

Return on average assets (“ROAA”) as reported	1.32%	0.79%	1.07%
Merger expenses	0.00%	0.15%	0.00%
Tax effect	0.00%	-0.04%	0.00%
ROAA excluding merger expenses	1.32%	0.90%	1.07%

Gain on sale of investment securities	0.00%	0.00%	0.00%
Tax effect	0.00%	0.00%	0.00%
ROAA excluding gain on sale of investment securities	1.32%	0.90%	1.07%

Gain on remeasurement of equity interest in Lafayette	0.00%	-0.05%	0.00%
Tax effect	0.00%	0.01%	0.00%
ROAA excluding gain on remeasurement of equity interest in Lafayette	1.32%	0.86%	1.07%

Tax reform bill impact	0.00%	0.25%	0.00%
ROAA excluding tax reform bill impact	1.32%	1.11%	1.07%

Acquisition-related purchase accounting adjustments (“PAUs”)	-0.21%	-0.09%	-0.13%
Tax effect	0.04%	0.03%	0.05%
Core ROAA	1.15%	1.05%	0.99%

Non-GAAP Reconciliation of Return on Average Common Equity
Average Common Equity	$460,076	$449,318	$345,092

Return on average common equity (“ROACE”) as reported	11.29%	6.75%	9.66%
Merger expenses	0.00%	1.28%	0.00%
Tax effect	0.00%	-0.37%	0.00%
ROACE excluding merger expenses	11.29%	7.66%	9.66%

Gain on sale of investment securities	-0.01%	0.00%	-0.04%
Tax effect	0.00%	0.00%	0.01%
ROACE excluding gain on sale of investment securities	11.28%	7.66%	9.63%

Gain on remeasurement of equity interest in Lafayette	0.00%	-0.47%	0.00%
Tax effect	0.00%	0.07%	0.00%
ROACE excluding gain on remeasurement of equity interest in Lafayette	11.28%	7.26%	9.63%

Tax reform bill impact	0.00%	2.14%	0.00%
ROACE excluding tax reform bill impact	11.28%	9.40%	9.63%

Acquisition-related purchase accounting adjustments (“PAUs”)	-1.80%	-0.77%	-1.19%
Tax effect	0.38%	0.27%	0.42%
Core ROACE	9.86%	8.90%	8.86%

Pg. 9 cont. Horizon Bancorp Announces Record Quarterly Earnings

About Horizon

Horizon Bancorp is an independent, commercial bank holding company serving northern and central Indiana, and southern, central and the Great Lakes Bay regions of Michigan through its commercial banking subsidiary Horizon Bank. Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon.  For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2018	2017	2017	2017	2017
Balance sheet:
Total assets	$3,969,750	$3,964,303	$3,519,501	$3,321,178	$3,169,643
Investment securities	714,425	710,113	708,449	704,525	673,090
Commercial loans	1,656,374	1,669,728	1,322,953	1,190,502	1,148,277
Mortgage warehouse loans	101,299	94,508	95,483	123,757	89,360
Residential mortgage loans	618,131	606,760	571,062	549,997	533,646
Consumer loans	480,989	460,999	436,327	403,468	375,670
Earning assets	3,591,296	3,563,307	3,153,230	2,990,924	2,845,922
Non-interest bearing deposit accounts	602,175	601,805	563,536	508,305	502,400
Interest bearing transaction accounts	1,619,859	1,712,246	1,536,169	1,401,407	1,432,228
Time deposits	711,642	566,952	508,570	452,208	509,071
Borrowings	520,300	564,157	458,152	485,304	319,993
Subordinated debentures	37,699	37,653	37,607	37,562	37,516
Total stockholders’ equity	460,416	457,078	392,055	357,259	348,575

	Three Months Ended
Income statement:
Net interest income	$33,411	$31,455	$27,879	$27,198	$25,568
Provision for loan losses	567	1,100	710	330	330
Non-interest income	8,318	9,344	8,021	8,212	7,559
Non-interest expense	25,837	26,291	24,513	22,488	21,521
Income tax expense	2,521	5,758	2,506	3,520	3,052
Net income	$12,804	$7,650	$8,171	$9,072	$8,224

Per share data:
Basic earnings per share	$0.50	$0.30	$0.36	$0.41	$0.37
Diluted earnings per share	0.50	0.30	0.36	0.41	0.37
Cash dividends delcared per common share	0.15	0.13	0.13	0.13	0.11
Book value per common share	18.02	17.90	16.81	16.11	15.72
Tangible book value per common share	12.86	12.72	12.38	12.20	11.79
Market value - high	30.88	29.21	29.17	27.50	28.09
Market value - low	$26.80	$25.99	$25.30	$24.73	$24.91
Weighted average shares outstanding - Basic	25,537,597	25,140,800	22,580,160	22,176,465	22,175,526
Weighted average shares outstanding - Diluted	25,645,874	25,264,675	22,715,273	22,322,390	22,326,071

Key ratios:
Return on average assets	1.32%	0.79%	0.96%	1.12%	1.07%
Return on average common stockholders’ equity	11.29	6.75	8.92	10.24	9.66
Net interest margin	3.81	3.71	3.71	3.84	3.80
Loan loss reserve to total loans	0.58	0.58	0.64	0.66	0.70
Average equity to average assets	11.67	11.70	10.74	10.94	11.12
Bank only capital ratios:
Tier 1 capital to average assets	9.66	9.89	9.90	9.77	10.13
Tier 1 capital to risk weighted assets	12.32	12.29	12.33	12.69	13.22
Total capital to risk weighted assets	12.87	12.85	12.93	13.31	13.87

Loan data:
Substandard loans	$43,035	$46,162	$36,883	$34,870	$30,865
30 to 89 days delinquent	8,932	9,329	6,284	4,555	5,476

90 days and greater delinquent - accruing interest	$30	$167	$162	$160	$245
Trouble debt restructures - accruing interest	1,899	1,958	2,015	1,924	1,647
Trouble debt restructures - non-accrual	1,090	1,013	1,192	668	998
Non-accrual loans	12,062	13,276	9,065	8,811	6,944
Total non-performing loans	$15,081	$16,414	$12,434	$11,563	$9,834
Non-performing loans to total loans	0.53%	0.58%	0.51%	0.51%	0.46%

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2018	2017	2017	2017	2017
Commercial	$7,840	$9,093	$8,335	$8,312	$8,071
Real estate	1,930	2,188	2,129	2,129	1,697
Mortgage warehousing	1,030	1,030	1,048	1,048	1,042
Consumer	5,674	4,083	4,074	4,097	4,244
Total	$16,474	$16,394	$15,586	$15,586	$15,054

Net Charge-offs (Recoveries)
(Dollars in Thousands, Unaudited)

	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2018	2017	2017	2017	2017
Commercial	$(38)	$84	$158	$219	$(130)
Real estate	6	(9)	24	(8)	38
Mortgage warehousing	-	-	-	-	-
Consumer	519	217	(31)	146	205
Total	$487	$292	$151	$357	$113
Percent of net charge-offs to average loans outstanding for the period	0.02%	0.01%	0.01%	0.02%	0.01%

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2018	2017	2017	2017	2017
Commercial	$6,778	$7,354	$3,582	$3,033	$1,783
Real estate	5,276	5,716	5,545	5,285	5,057
Mortgage warehousing	-	-	-	-	-
Consumer	3,027	3,344	3,307	3,245	2,994
Total	$15,081	$16,414	$12,434	$11,563	$9,834
Non-performing loans to total loans	0.53%	0.58%	0.51%	0.51%	0.46%

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2018	2017	2017	2017	2017
Commercial	$547	$578	$324	$409	$542
Real estate	281	200	1,443	1,805	2,413
Mortgage warehousing	-	-	-	-	-
Consumer	42	60	26	21	20
Total	$870	$838	$1,793	$2,235	$2,975

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2018			March 31, 2017
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets
Federal funds sold	$3,714	$14	1.53%	$3,034	$5	0.67%
Interest-earning deposits	22,962	90	1.59%	24,748	69	1.13%
Investment securities - taxable	421,068	2,326	2.24%	398,871	2,332	2.37%
Investment securities - non-taxable(1)	307,921	1,865	2.88%	270,522	1,637	3.41%
Loans receivable(2)(3)	2,824,478	35,131	5.04%	2,100,254	24,791	4.79%
Total interest-earning assets(1)	3,580,143	39,426	4.50%	2,797,429	28,834	4.28%

Non-interest-earning assets
Cash and due from banks	43,809			40,994
Allowance for loan losses	(16,342)			(14,937)
Other assets	335,227			279,982

Total average assets	$3,942,837			$3,103,468

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$2,304,829	$2,871	0.51%	$1,960,337	$1,753	0.36%
Borrowings	528,066	2,572	1.98%	249,923	937	1.52%
Subordinated debentures	36,477	572	6.36%	36,290	576	6.44%
Total interest-bearing liabilities	2,869,372	6,015	0.85%	2,246,550	3,266	0.59%

Non-interest-bearing liabilities
Demand deposits	595,644			491,154
Accrued interest payable and other liabilities	17,745			20,672
Stockholders’ equity	460,076			345,092

Total average liabilities and stockholders’ equity	$3,942,837			$3,103,468

Net interest income/spread		$33,411	3.65%		$25,568	3.69%
Net interest income as a percent of average interest-earning assets(1)			3.81%			3.80%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)
Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of  unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31	December 31
	2018	2017
	(Unaudited)
Assets
Cash and due from banks	$63,591	$76,441
Investment securities, available for sale	507,736	509,665
Investment securities, held to maturity (fair value of $203,896 and $201,085)	206,689	200,448
Loans held for sale	1,973	3,094
Loans, net of allowance for loan losses of $16,474 and $16,394	2,840,319	2,815,601
Premises and equipment, net	75,408	75,529
Federal Home Loan Bank stock	18,105	18,105
Goodwill	119,880	119,880
Other intangible assets	11,844	12,402
Interest receivable	12,044	16,244
Cash value of life insurance	76,366	75,931
Other assets	35,795	40,963
Total assets	$3,969,750	$3,964,303
Liabilities
Deposits
Non-interest bearing	$602,175	$601,805
Interest bearing	2,331,501	2,279,198
Total deposits	2,933,676	2,881,003
Borrowings	520,300	564,157
Subordinated debentures	37,699	37,653
Interest payable	1,216	886
Other liabilities	16,443	23,526
Total liabilities	3,509,334	3,507,225
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, Authorized, 1,000,000 shares, Issued 0 shares	-	-
Common stock, no par value, Authorized 66,000,000 shares
Issued 25,580,304 and 25,549,069 shares, Outstanding 25,555,235 and 25,529,819 shares	-	-
Additional paid-in capital	275,302	275,059
Retained earnings	195,292	185,570
Accumulated other comprehensive loss	(10,178)	(3,551)
Total stockholders’ equity	460,416	457,078
Total liabilities and stockholders’ equity	$3,969,750	$3,964,303

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
 (Dollar Amounts in Thousands, Except Per Share Data, Unaudited)

	Three Months Ended
	March 31
	2018	2017
Interest Income
Loans receivable	$35,131	$24,791
Investment securities
Taxable	2,430	2,406
Tax exempt	1,865	1,637
Total interest income	39,426	28,834
Interest Expense
Deposits	2,871	1,753
Borrowed funds	2,572	937
Subordinated debentures	572	576
Total interest expense	6,015	3,266
Net Interest Income	33,411	25,568
Provision for loan losses	567	330
Net Interest Income after Provision for Loan Losses	32,844	25,238
Non-interest Income
Service charges on deposit accounts	1,888	1,400
Wire transfer fees	150	150
Interchange fees	1,328	1,176
Fiduciary activities	1,925	1,922
Gains (losses) on sale of investment securities (includes $11 and $35 for the three months ended March 31, 2018 and 2017, respectively, related to accumulated other comprehensive earnings reclassifications)	11	35
Gain on sale of mortgage loans	1,423	1,914
Mortgage servicing income net of impairment	349	447
Increase in cash value of bank owned life insurance	435	464
Other income	809	51
Total non-interest income	8,318	7,559
Non-interest Expense
Salaries and employee benefits	14,373	11,709
Net occupancy expenses	2,966	2,452
Data processing	1,696	1,307
Professional fees	501	613
Outside services and consultants	1,264	1,222
Loan expense	1,257	1,107
FDIC insurance expense	310	263
Other losses	146	50
Other expense	3,324	2,798
Total non-interest expense	25,837	21,521
Income Before Income Taxes	15,325	11,276
Income tax expense (includes $2 and $12 for the three months ended March 31, 2018 and 2017, respectively, related to income tax expense from reclassification items)	2,521	3,052
Net Income	$12,804	$8,224
Basic Earnings Per Share	$0.50	$0.37
Diluted Earnings Per Share	0.50	0.37